Testing the Waters Materials Related to Series #LEICAGOLD

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#LEICAGOLD

'96 LEICA GOLD 'KING OF THAILAND' CAMERA

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $32,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

ASSET SPECIFICATIONS

Manufacturer	Leica
Model	M6 'King of Thailand'
Year	1996
Condition	A
Rarity	1 of 700
Gold	24K
Engraving	HM-311, Royal Crest
Lens	Summicron-M 2/50mm
Frame Size	36mm x 24mm

DESCRIPTION OF SERIES 1996 LEICA GOLD ’KING OF THAILAND' CAMERA

Investment Overview

•Upon completion of the Series #LEICAGOLD Offering, Series #LEICAGOLD will purchase a 1996 Leica M6 Gold ’King of Thailand' Camera in Condition ‘A’ the Underlying Asset for Series #LEICAGOLD (The “Series 1996 Leica Gold ’King of Thailand' Camera” or the “Underlying Asset” with respect to Series #LEICAGOLD, as applicable), the specifications of which are set forth below.

•Leica began as the brainchild of German optical engineer, Ernst Leitz.  Leitz, who produced microscopes, wanted to manufacture a portable camera with his lenses.  In 1914 Leitz developed a prototype, which he handed over to fellow optician Oskar Barnack.  Barnack then fitted the prototype with a Leitz anastimat 50mm 3.5 lens.  This prototype was called UR-leica, it was a still camera for 35mm perforated film. In 1925, the prototype perfected by Barnack and Leitz and the Leica 1 was released.

•In 1996, 700 Golden Thailand Jubilee Celebration M6 cameras were produced to commemorate the 50th Golden Jubilee Celebration and 50th year King Bhumiphol Adulyadej of Thailand’s reign.

•The Underlying Asset is a Fully Functioning 1996 Leica M6 Gold ’King of Thailand’ Camera in Condition ‘A’.

Asset Description

Overview & Authentication

•In 1926 Leitz released a projector for slides or film.  This allowed photographers to display their photography.

•One of the most prestigious photography agencies, Magnum Photos, was founded in 1947.  All four legendary founders, Robert Capa, Henri Cartier-Bresson, George Rodger, and David Seymour used Leica cameras.

•The Leica M6 is a mechanical 35mm film rangefinder camera.  It was the first Leica camera to have a TTL, or “through the lens,” light meter built in. The M6 required a battery only for light metering.

•Leica’s M system debuted in 1954 with Leica’s M3, 30 years later the popular M6 was released. Citing the camera’s small size and manual functioning, theoldtimey.com argues that the M6 is objectively one of the best cameras to be produced.

•King Bhumiphol Adulyadej of Thailand was born on December 5, 1927, in Cambridge, Massachusetts. He was the ninth king of the Chakkri dynasty which has reigned in Thailand since 1782. He was the longest-serving monarch of Thailand, and while he wielded little political power, he was very popular with the Thai nation. He was the only Thai monarch born in the US because his father was enrolled in Harvard University’s public health program at the time of his birth.

•King Adulyadej was an accomplished artist. He had a mastery of painting, sculpture, and photography.  His photographs of people, temples of note, and royal family members are preserved in the National Archives.

•The Leica M6 was produced from 1984 to 1998, and a revision to the M6, the Leica M6 TTL model was produced from 1998 to 2002.

•One of the few major camera companies that still produces film cameras, Leica’s M series continues to sell.  While they quickly sell out, a new Leica M11 has been rumored since December of 2020, and has all but been confirmed when leaked photos were revealed in December of 2021. A release date is still forthcoming.

•Photographer Frank Van Riper says of the Leica M6, “Very simply, the Leica M6 is the most beautifully engineered, most ruggedly built, quietist, sharpest-oh hell, sexiest-camera I've ever held in my hands.”

•The Underlying Asset has been identified as being in Condition A with Serial No. HM-614.

Notable Features

•The Underlying Asset is a Fully Functioning 1996 Leica M6 Gold ’King of Thailand’ Camera in Condition ‘A’.

•The Underlying Asset is a rare gold edition M6 (special no.HM-311) from a lot of 700 cameras produced for The King of Thailand Bhumiphol Adulyadej to commemorate the jubilee of his access to the throne.

•The Underlying Asset has body no.2176614 with matching Summicron-M 2/50mm no.3695614-HM 614.

•The Underlying Asset includes an engraving of Thailand Royal Crest.

•The Underlying Asset has a film size of 36mm x 24mm.

•The Underlying Asset includes wooden presentation box, all papers, and maker's box.

•The Underlying Asset is in “mint, unused condition.”

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade of ‘A’.

Details

Series 1996 Leica Gold ‘King of Thailand’ Camera
Manufacturer	Leica
Model	M6
Year	1996
Condition	A
Rarity	1 of 700
Engraving	HM-311, Royal Crest
Lens	Summicron-M 2/50mm
Frame Size	36mm x 24mm

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1996 Leica ‘King of Thailand’ Camera going forward.

#LEICAGOLD | $32K

COMPARABLE ASSET VALUE

ASSET VALUE

+369.1%

TRANSACTIONS

11

#LEICAGOLD | *Visuals*

In 2016, 88 of the cameras were displayed at the Royal Photographic Society's hall in the Bangkok Art and Culture Centre.

LAUNCH GALLERY ›

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rally 📷 The 1996 Leica M6 Gold 'King of Thailand'

Though first released in 1984, the Leica M6 is still heralded by photographers as the greatest 35mm film camera of all time. It was still in production over a decade later, when it came time to celebrate the King of Thailand Bhumiphol Adulyadej's 50th anniversary on the throne. To honor the King's reputation as an accomplished photographer, just 700 24K gold-plated Leica M6 'King of Thailand' cameras were produced. This example, unused in its original case, is stamped with the King's Royal Crest, and is considered the be in the highest 'A' condition. 4,000 shares, $8 per share - coming soon, exclusively on Rally.

390 likes

DECEMBER 29, 2021

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